EXHIBIT D-12

                                                           Agenda Date: 09/30/05
                                                                 Agenda Item: 2A

                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES
                               TWO GATEWAY CENTER
                                NEWARK, NJ 07102
                               www.bpu.state.nj.us

                                                         ENERGY
                                                         ------
IN THE MATTER OF THE VERIFIED
PETITION OF JERSEY CENTRAL POWER
& LIGHT COMPANY SEEKING A SPECIFIC                  ORDER OF APPROVAL
DETERMINATION ALLOWING CERTAIN         )
FOSSIL GENERATION ASSETS TO BE
ELIGIBLE FACILITIES PURSUANT TO
SECTION 32 OF THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935                       DOCKET NO. EM05050454

                             (SERVICE LIST ATTACHED)

BY THE BOARD:

By petition dated May 19, 2005, Jersey Central Power & Light Company ("JCP&L" or "Company") requested a determination by the Board of Public Utilities ("Board") that allowing certain fossil generating assets (collectively, "Fossil Assets") to be "eligible facilities" pursuant to Section 32 of the Public Utility Holding Company Act of 1935 ("PUHCA"), will benefit consumers, is in the public interest and does not violate New Jersey law. A copy of the petition was served upon the Division of the Ratepayer Advocate ("Advocate").

The Fossil Assets have a total combined capacity of 8,132 megawatts ("MW') and are comprised of the following generation facilities located in Ohio and
Pennsylvania: Ashtabula Generating Station Unit 5, Bayshore Generating Station Units 1-4, Bayshore Peaking Facility, R.E. Burger Generating Station Units 3-5, R.E. Burger Peaking Facility, Eastlake Generating Station Units 1-5, Eastlake Peaking Facility, Edgewater Peaking Facility, Lake Shore Generating Station Unit 18, Lake Shore Peaking Facility, Mad River Peaking Facility, Bruce Mansfield Generating Station Units 1-3, Richland Peaking Facility Units 1-3, W.H. Sammis Generating Station Units 1-7, W.H. Sammis Peaking Facility, Seneca Pumped Storage Generating Station, Stryker Peaking Facility and West Lorain Peaking Facility Unit 1. The location, generation capacity and ownership interests of each of the Fossil Assets are set forth in Appendix A to the petition.

JCP&L and its affiliates, Cleveland Electric Illuminating Company ("CEI"), Toledo Edison Company ("Toledo Edison"), Ohio Edison Company ("Ohio Edison"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "FirstEnergy Operating Companies"), are electric public utilities and direct, wholly-owned subsidiaries of FirstEnergy Corp. ("FirstEnergy"), a public utility holding company registered under PUHCA. Additionally, Pennsylvania Power Company ("Penn Power") is a direct, wholly-owned electric public utility subsidiary of Ohio Edison. Penelec, Met-Ed and Penn Power provide electric service to customers within the Commonwealth of Pennsylvania and are subject to regulation by the Pennsylvania Public Utility

Commission ("PaPUC"). CEI, Toledo Edison and Ohio Edison provide electric service to customers within the State of Ohio and are subject to regulation by the Public Utilities Commission of Ohio ("PUCO"). Penelec, as lessee of the property of the Waverly Electric Light & Power Company, also provides electric service to customers in the State of New York and is subject to regulation by the New York Public Service Commission ("NYPSC").

 JCP&L asserts that FirstEnergy and certain of the FirstEnergy Operating Companies, as described below, desire to proceed with a series of asset transfers at the conclusion of which FirstEnergy Generation Corporation ("FirstEnergy Generation" or "GENCO"), an existing wholly-owned, indirect subsidiary of FirstEnergy, will own the Fossil Assets. JCP&L asserts that these transactions are being undertaken in furtherance of one of the principal objectives of the restructuring plans of CEI, Toledo Edison, Ohio Edison and Penn Power (collectively, the "Transferring Utilities" or "Transferors"), that were approved by the PUCO and, in the case of Penn Power, by the PaPUC. JCP&L further asserts that, under the restructuring plans, generation assets that had been owned by the Transferring Utilities were to be eventually separated from the regulated delivery business of the Transferring Utilities through transfer to a separate corporate entity. As an interim step in this plan, the Transferring Utilities entered into a master facility lease dated as of January 1, 2001 ("Master Lease"), pursuant to which FirstEnergy Generation leases from the Transferring Utilities their respective interests in the Fossil Assets and operates and maintains the Fossil Assets. The contemplated transactions, together with the transfer of certain nuclear generation assets, addressed in a separate petition filed with the Board,/1/ will essentially complete the divestiture plans./2/

According to JCP&L, the Master Lease has been approved by the PUCO, the PaPUC, the NYPSC and the Federal Energy Regulatory Commission ("FERC"), and includes a purchase option under which Genco may purchase the Fossil Assets at specified prices. JCP&L asserts that FirstEnergy Generation intends to exercise this option and acquire the Fossil Assets for a total purchase price of approximately $1.6 billion and will also assume all of the Transferring Utilities' direct and indirect liabilities associated with the Fossil Assets. JCP&L asserts that FirstEnergy will file a petition with the FERC seeking authorization for the contemplated transactions insofar as such transactions are subject to the jurisdiction of that agency.

JCP&L asserts that it and FirstEnergy desire that FirstEnergy Generation qualify as an exempt wholesale generator ("EWG"), which will exempt FirstEnergy Generation from all provisions of PUHCA. Under Section 32(a) of PUHCA, certain generators of electricity qualify for EWG status if they are, in general, engaged exclusively in the business of owning and/or operating eligible facilities and selling electricity at wholesale. In order for FirstEnergy Generation to be accorded EWG status with respect to the Fossil Assets, the Fossil Assets must be found to be eligible facilities. Pursuant to Section 32(c) of PUHCA, generation facilities that were included in the rates of a registered public holding company's affiliated state-regulated utility as of October 24, 1992 (the date of the enactment of Section 32 of PUHCA) must receive state consent before they can be considered to be eligible facilities. Because rates for the electric energy produced by the Fossil Assets were in effect under,

----------
/1/ In the Matter of the Verified Petition of Jersey Central Power & Light Company Seeking a Specific Determination Allowing Certain Nuclear Generation Assets to be Eligible Facilities Pursuant to Section 32 of the Public Utility Holding Company Act of 1935, Docket No. EM05050455, dated May 19, 2005.

/2/ The interests that are subject to the Master Lease that are being transferred do not include certain ownership interests in the generation facilities that are currently subject to sale and leaseback arrangements. In addition, interests in certain fossil units not now being leased by FirstEnergy Generation are not being transferred.


                                       2                   Docket No. EM05050454
inter alia, Pennsylvania and Ohio law, as applicable, as of October 24, 1992, the Fossil Assets need to be considered "eligible facilities" under PUHCA,

     (c) ... every State commission having jurisdiction over any such rate or charge must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law;
     [p]rovided, [t]hat in the case of such a rate or charge which is a rate or charge of an affiliate of a registered holding company:

          (A) such determination with respect to the facility in question shall be required from every State commission having jurisdiction over the retail rates and charges of the affiliates of such registered holding company ....[15 U.S.C. ss. 79z-5a(c)]

JCP&L holds no ownership interest in the Fossil Assets, and no costs or expenses related to the Fossil Assets are currently reflected in the Company's rates. However, in accordance with Section 32(c) of PUHCA, as an affiliate of the other Transferring Utilities and a subsidiary of FirstEnergy, JCP&L also must obtain from this Board a specific determination that allowing the Fossil Assets to be eligible facilities (1) will benefit consumers, (2) is in the public interest and (3) does not violate New Jersey law. The Company asserts that allowing the Fossil Assets to be eligible facilities does not violate any New Jersey statute or Board regulation.

JCP&L also asserts that no market power concerns are raised by the contemplated transactions, as there will be no net change to FirstEnergy's existing owned generation resources and, thus, competition among electricity suppliers in the region will not be affected. The Company further asserts that, because all of the electricity available from the Fossil Assets is, and will continue to be, sold to FirstEnergy Solutions Corp., a power marketing affiliate of the Company, the contemplated transactions will not adversely affect either the availability or reliability of electric supply to the Company's customers or to any other electricity customer.

JCP&L submitted an affidavit, signed by Guy L. Pipitone, Senior Vice President of FirstEnergy Corp., dated July 11, 2005, wherein he certifies:

     GENCO presently operates the Assets and purchases all of their output under a 20-year Master Facility Lease dated as of January 1, 2001. GENCO, in turn, sells all of this power to FirstEnergy Solutions Corp. ("Solutions"), a wholly-owned subsidiary of FirstEnergy Corp. Solutions has a full requirements contract with the Transferors to supply power to meet their provider of last resort and other needs. The subject contracts have all been filed with and accepted by the Federal Energy Regulatory Commission ("FERC"). Remaining energy is sold by Solutions either to retail customers or in the competitive wholesale markets through the Midwest Independent System Operator ("Midwest ISO") or the PJM Interconnection, LLC ("PJM") or via bilateral contracts. Some of the remaining energy is sold at wholesale to Metropolitan Edison Company and Pennsylvania Electric Company under contracts filed with and accepted by FERC.

     Midwest ISO has operational control of the transmission assets owned by FirstEnergy Corp. subsidiary American Transmission Systems, Incorporated ("ATSI"). ATSI owns the transmission assets formerly owned by the Transferors. To the extent relevant, PJM has operational control of the transmission assets owned by JCP&L and its electric


                                       3                   Docket No. EM05050454
     public utility affiliates other than the Transferors, i.e., Metropolitan Edison Company and Pennsylvania Electric Company.
     Pursuant to various state codes of conduct and FERC's Standards of conduct, there is a separation of personnel and information between any regulated utility company, on the one hand, and GENCO and Solutions, on the other hand. GENCO and Solutions personnel have no preferential access to information regarding the FirstEnergy System's transmission or distribution systems. Thus, with respect to uncommitted energy, GENCO and Solutions have no ability to affect the operation of the FirstEnergy System's transmission or distribution systems to their advantage relative to an unaffiliated generator.

Mr. Pipitone asserts that, in connection with authorizations to sell at market-based rates, FERC has determined that various companies within the FirstEnergy System, including all of the electric public utility subsidiaries of FirstEnergy Corp., GENCO and Solutions, satisfy FERC's generation market power standard for the grant of market-based rate authority. See FirstEnergy Operating Companies, et al., Docket Nos. ER01-1403-000 et al., 111 FERC P. 61,032 (April 14, 2005). Mr. Pipitone further asserts that, in light of the foregoing, and, in particular, because the operation of the Fossil Assets and the disposition of their output will not change as a result of the subject transactions, the transfer of the Fossil Assets to FirstEnergy Generation will raise no horizontal or vertical market power concerns.

Discussion and Findings
-----------------------

It should be noted at the outset that the Energy Policy Act of 2005 ("EPACT"), which was passed by Congress on July 29, 2005, and signed into law by President Bush on August 8, 2005, provides for the repeal of PUHCA six months after the effective date of EPACT. Nonetheless, for the reasons described above, JCP&L has requested that this Board make a specific determination that allowing the Fossil Assets to be "eligible facilities" pursuant to Section 32 of PUHCA will benefit consumers, is in the public interest and does not violate New Jersey law. Pursuant to Section 32(c)(A) of PUHCA, it appears that such a finding is required of this Board in order for the Fossil Assets to be considered eligible facilities under federal law, notwithstanding the fact that JCP&L does not hold any ownership interest in the Fossil Assets and that no costs or expenses related to the Fossil Assets are currently, or ever have been, reflected in JCP&L's rates.

Having reviewed the petition in this matter, and having reviewed the affidavit provided by JCP&L, it appears that the sale of the Fossil Assets to FirstEnergy Generation will not adversely affect either the availability or reliability of electric supply to JCP&L's customers or the availability of competitive energy supplies in the northeast. Furthermore, it appears that allowing the Fossil Assets to become eligible facilities under PUHCA will enable them to operate more freely in the competitive marketplace, thereby creating greater competition, which should lead to lower electric prices, to the benefit of electric customers. Based on the affidavit submitted by JCP&L, it does not appear that this transaction raises any significant generation or transmission market power issues within the State of New Jersey or PJM. The Board further notes that no entity has opposed JCP&L's request.

Therefore, for the reasons stated, the Board HEREBY DETERMINES that allowing the Fossil Assets to be eligible facilities pursuant to Section 32 of PUHCA will benefit consumers, is in the public interest and does not violate State law.


                                       4                   Docket No. EM05050454

The Board's determination is based on the facts of this transaction as they have been presented and shall not be precedential for any such future requests, by this or any other company, for similar determinations for other facilities.


DATED:  10/3/05                             BOARD OF PUBLIC UTILITIES
                                            BY:


                            /S/
                            -------------------------
                            JEANNE M. FOX
                            PRESIDENT


/S/                                                    /S/
-------------------------                              -------------------------
FREDERICK F. BUTLER                                    CONNIE O. HUGHES
COMMISSIONER                                           COMMISSIONER


                            /S/
                            -------------------------
                            JACK ALTER
                            COMMISSIONER


ATTEST:


     /S/
     -------------------------
     KRISTI IZZO
     SECRETARY



I HEREBY CERTIFY that the within
document is a true copy of the
original in the files of the
Board of Public Utilities

/S/
-------------------------
KRISTI IZZO


                                       5                   Docket No. EM05050454